CREF BYLAWS

                                   ARTICLE TWO

                                    OFFICERS



         Section 6. Chairman. The chairman, when present, shall preside at all meetings of the board of trustees, and at all meetings of the policyholders. He shall be ex officio chairman of the executive committee. He may appoint committees of trustees, except where these bylaws or the board of trustees otherwise provide, and may appoint trustees to fill vacancies on trustee committees appointed by the board when such occur between meetings of the trustees. If the chairman is not the chief executive officer, he shall, in addition to the foregoing, perform such functions as are delegated to him by the chief executive officer. In the absence of both the chairman and the president, the chair of the Nominating and Personnel Committee shall preside at all meetings of the policyholders and of the board.




                                    Exhibit A

                                   CREF BYLAWS

                                  ARTICLE THREE

                                   COMMITTEES



         Section 2. Executive Committee. The executive committee shall consist of eight trustees including the chairman and the president, but not more than three members shall be officers or salaried employees of the Association. A majority shall constitute a quorum. The executive committee shall meet in regular meeting as it may from time to time determine, and in special meeting whenever called by the chairman, and shall be vested with all the powers of the board of trustees during intervals between meetings of the board in all cases in which specific instructions shall not have been given by the board and, in particular, said committee:

         (a) Shall have general supervision of the certificates of participation issued by the corporation, and of any other matters in the conduct of the business of the corporation which may be referred to the executive committee by resolutions of the board of trustees.

         (b) Shall review and oversee the design, development, improvement, and marketing of new and existing products and services.

         (c) Shall review the specifications for and oversee the implementation stages of new technology-based services and computer programs at participating institutions.

         (d) Shall have general supervision of the rules and methods for recording the vouchers, accounts, receipts and disbursements of the corporation.

         (e) Shall, in the event of an acute emergency, as defined by Article Seven-A--Insurance, of the New York State Defense Emergency Act, (Section 9177, Unconsolidated Laws of New York) and any amendments thereof, be responsible for the emergency management of the corporation as provided in the emergency bylaws of the corporation.



                                    Exhibit A


                                   CREF BYLAWS

                                  ARTICLE THREE

                                   COMMITTEES



         Section 3. Finance Committee. The finance committee shall consist of at least thirteen members, including the chief executive officer. A majority shall constitute a quorum. Subject to the board of trustees, the responsibility for investing the corporation's funds, including the purchase, sale, exchange or conversion of securities, shall rest with the finance committee. No investment shall be made or disposed of without authorization or approval of the finance committee. Not more than three members shall be officers or salaried employees of the corporation.



                                    Exhibit A

                                   CREF BYLAWS

                                  ARTICLE THREE

                                   COMMITTEES



         Section 5. Audit Committee. The audit committee shall consist of four trustees who are not officers or salaried employees of the corporation. The committee shall itself, or through public accountants or otherwise, make such audits and examinations of the records and affairs of the corporation as it may deem necessary. The committee shall review the reimbursement agreements among CREF, TIAA, TIAA-CREF Individual & Institutional Services, Inc., and TIAA-CREF Investment Management, Inc., and make recommendations regarding them to the board of trustees. A majority, but not less than three, of the members shall constitute a quorum.

         Section 6. Committee on Corporate Governance and Social Responsibility. The committee on corporate governance and social responsibility shall consist of not less than five trustees and such additional trustees as the board of trustees may appoint. No such trustee shall be an officer or salaried employee of CREF.

         A committee quorum shall consist of a majority of the members. The committee is responsible for addressing all corporate social responsibility and corporate governance issues including the voting of CREF shares and the initiation of appropriate shareholder resolutions. In addition, the committee will develop and recommend specific corporate policy in these areas for consideration by the CREF board of trustees.

         Section 7. Reports. Within a reasonable time after their meetings, all such committees and subcommittees shall report their transactions to each trustee.



                                    Exhibit A